                                                                      Exhibit 99

FindWhat.com                                                  News Release
--------------------------------------------------------------------------------
Company Contact: Karen Yagnesak
FindWhat.com
239-561-7229
kareny@findwhat.com

              FINDWHAT.COM ANNOUNCES RECORD FOURTH QUARTER RESULTS
           - EXCEEDS EXPECTATIONS; REVENUE INCREASES 22% SEQUENTIALLY;
                             RAISING 2003 GUIDANCE -

FORT MYERS, FL - FEBRUARY 4, 2003 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and provider of performance-based marketing services for the Internet, today reported record financial results for the three months and year ended December 31, 2002. Highlights include:

- Revenue for Q4 2002 increased 22% versus Q3 2002 and 68% versus Q4 2001, and was approximately $1.2 million ahead of expectations. The Company has increased revenue sequentially for 13 consecutive quarters.

- FindWhat.com generated pre-tax diluted EPS of $0.19 in Q4 2002, up 26% from Q3 2002 and 127% from Q4 2001, and $0.03 ahead of expectations. The Company has increased pre-tax diluted EPS sequentially for seven consecutive quarters.

- Cash and short-term investments at December 31, 2002 exceeded $21 million. The Company has no long-term debt.

- FindWhat.com facilitated 75.3 million paid click-throughs in Q4 2002, an increase of 24% from 60.8 million in Q3 2002, and a 63% increase from
        46.2 million in Q4 2001.

- FindWhat.com managed 22,400 active advertisers during Q4 2002, an increase of 21% versus the 18,500 managed accounts that were active in Q3 2002, and 46% higher than the 15,300 active advertiser accounts in Q4 2001.

- Full year 2003 revenue and earnings per share guidance have been increased. FindWhat.com expects revenue to increase 40% in 2003.

FindWhat.com reported record revenue in Q4 2002 of $13.4 million, an increase of 22% over Q3 2002 revenue of $11.0 million, and an increase of 68% versus Q4 2001 revenue of $8.0 million. For the year ended December 31, 2002, FindWhat.com reported record revenue of $42.8 million, a 110% increase over 2001 revenue of $20.4 million.

FindWhat.com reported record pre-tax income in Q4 2002 of $3.7 million, or $0.19 per diluted share, an increase of 27% versus Q3 2002 pre-tax income of $2.9 million, or $0.15 per diluted share, and a 132% increase over pre-tax income of $1.6 million, or $0.08 per diluted share, in Q4 2001. For the year ended December 31, 2002, the Company reported record pre-tax income of $11.1 million, or $0.58 per diluted share, versus a pre-tax loss of $347,455, or ($0.02) per diluted share, for the year ended December 31, 2001.

In Q3 2002, for the first time, FindWhat.com began recording income tax expense. In Q4 2002, the Company recognized a net income tax provision of $1.0 million, or 28% of pre-tax income. As a result, the Company reported net income of $2.7 million, or $0.14 per diluted share. In Q4 2001, FindWhat.com had net income of $1.6 million, or $0.08 per diluted share, which did not include any income tax expense or benefit. For the year ended December 31, 2002, FindWhat.com reported net income of $10.7 million, or $0.56 per diluted share, which included a net tax expense of $370,800, or 3% of pre-tax income. For the year ended December 31, 2001, FindWhat.com had a net loss $347,455, or ($0.02) per diluted share, which did not include any income tax expense or benefit.

Craig Pisaris-Henderson, chairman, CEO, and president of FindWhat.com said, "In Q4 2002, our team produced another outstanding quarter - a fitting end to a tremendous year. Our accomplishments in 2002 were many: we generated over $11 million in pre-tax income; more than doubled our revenue; added key new hires; relocated our corporate headquarters to a state-of-the-art facility; dramatically improved our technical infrastructure and capabilities; and brought greater awareness to our Company, both among investors and across the Internet advertising industry. In the past, we led the industry to profitability, as we were the first publicly-traded paid listings provider to report a quarterly profit. In 2002, we continued to lead and set precedents by being the first to offer a private label version of our service. Our goal is to maintain that leadership position in 2003, by continuing to grow our core business, launching new initiatives, and diversifying into other complementary products, services, and markets. We have greater resources available to us today than at any point in our history, and we are eager to capitalize on the strengths of our balance sheet, our business model, and our talented employees. With that said, I am pleased to announce that we are increasing our 2003 guidance to reflect a 40% increase in revenue and a 31% increase in pre-tax income."

PROJECTED RESULTS

FindWhat.com is raising its current projection for full year 2003 revenue to $60.0 million, replacing its previously announced projection of $55.0 million. This revised projection represents an increase of 40% over full year 2002 revenue of $42.8 million.

FindWhat.com is also increasing its current projection for full year 2003 diluted earnings per share, or "EPS," to $0.40, replacing its previously announced projection of $0.36. The projection assumes approximately 22.0 million diluted shares outstanding in 2003.

In 2002, FindWhat.com's effective tax rate was 3%, due to the utilization of a deferred tax asset related primarily to net operating loss carryforwards from prior years. Beginning in Q1 2003, FindWhat.com believes its effective tax rate will be approximately 40%. In order to provide meaningful comparisons across reporting periods, FindWhat.com offers projections both for EPS and pre-tax diluted earnings per share ("pre-tax EPS"). FindWhat.com is raising its current projection for full year 2003 pre-tax EPS to $0.66, replacing its previous estimate of $0.60. The projection assumes approximately 22.0 million diluted shares outstanding in 2003. This estimate of approximately $14.5 million in 2003 pre-tax income represents an increase of 31% over full year 2002 pre-tax income of $11.1 million.

FindWhat.com's current 2003 quarterly projected revenue, pre-tax EPS, and EPS are listed below. All projected figures are computed in conformity with Generally Accepted Accounting Principles.

REVENUE
Q1      2003    estimated:      $13.6 million
Q2      2003    estimated:      $14.5 million
Q3      2003    estimated:      $15.2 million
Q4      2003    estimated:      $16.7 million
Total   2003    estimated:      $60.0 million

PRE-TAX DILUTED EARNINGS PER SHARE
Q1 2003 estimated: $0.15 (assumes 21.5 million diluted shares out)
Q2 2003 estimated: $0.16 (assumes 21.8 million diluted shares out)
Q3 2003 estimated: $0.17 (assumes 22.2 million diluted shares out)
Q4 2003 estimated: $0.18 (assumes 22.5 million diluted shares out) Total 2003 estimated: $0.66 (assumes 22.0 million diluted shares out)

DILUTED EARNINGS PER SHARE
Q1 2003 estimated: $0.09 (assumes 21.5 million diluted shares out)
Q2 2003 estimated: $0.10 (assumes 21.8 million diluted shares out)
Q3 2003 estimated: $0.10 (assumes 22.2 million diluted shares out)
Q4 2003 estimated: $0.11 (assumes 22.5 million diluted shares out) Total 2003 estimated: $0.40 (assumes 22.0 million diluted shares out)

MANAGEMENT COMMENTS

Chief operating officer and chief financial officer Phillip Thune said, "In Q4 2002, we continued to drive significantly more Internet users, or click-throughs, to our managed advertisers' websites, while keeping our average revenue per click-through steady at $0.18. As our private label service gains traction, we believe click-throughs are the best barometer of the strength of our business. The private label service, which launched on Lycos.com and HotBot late in Q3 2002, also contributed to our increase in managed active advertiser accounts during the fourth quarter, although it can depress average revenue per click-through, because we only recognize as revenue a portion of the total fees paid by advertisers for click-throughs at our private label partners' websites. With the FindWhat.com network, we recognize the entire per-click fee. In Q4 2002, we generated additional click-throughs in three ways: 1) forging deeper relationships with our existing distribution partners, thereby increasing the qualified traffic they provide to advertisers on our FindWhat.com network, 2) adding additional distribution partners to the FindWhat.com network, and 3) through our private label offering, assisting Terra Lycos to promote their AdBuyer service to online advertisers, and then to drive increasing click-throughs to those AdBuyer clients.

"Throughout 2002, we were able to generate higher margins than we expected, and Q4 2002 was no exception, as we posted a record 27% operating margin. We continued to benefit from a stable environment in terms of the percentage of revenue we pay to our distribution partners, as well as lower litigation expense than anticipated. These two factors offset an expected increase in capital expenditures, facilities costs, and personnel expense in Q4 2002, as we took occupancy of our new headquarters building in Fort Myers, FL, where we lease approximately 32,000 square feet, and we continued to add computer equipment for our second technical facility in Atlanta. We continue to believe slightly higher payments to distribution partners as a percentage of revenue, along with increased litigation expense and continued expansion of our infrastructure and employee base, will impact operating margins in 2003, which we project to be between 23% and 24%. With respect to our patent litigation with Overture Services, we continue to await a decision on whether the cases will be heard in New York or Los Angeles. As stated previously, we project a run-rate of about $1 million per year in litigation expense until the cases are resolved, although we cannot predict when a decision on venue will be made, which could occur at any time. Until that decision, we do not anticipate significant activity related to the cases, as was the situation during the last nine months of 2002.

"On December 17, 2002, we completed a private placement of one million shares of common stock for gross proceeds of $5.8 million. As a result of the offering and the subsequent increase in our stock price, which leads to a greater dilutive impact from our outstanding warrants and options, we are projecting a 15% increase in diluted shares outstanding in 2003. Despite this increase in shares, we are projecting double-digit gains in pre-tax EPS next year, led by a projected 40% increase in revenue, and a 31% increase in pre-tax income."

SERVICES / KEY METRICS

FindWhat.com is a leading developer and provider of performance-based marketing services for the Internet. With FindWhat.com's services, advertisers only pay for an Internet user who clicks through to their sites. Historically, advertising, including most online advertising, has been impression-based, meaning that advertisers are charged on the number of viewers, listeners, readers, or users who are potentially exposed to their ad, with no guarantee that the ad was seen, heard, or read. With the inherent accountability of the Internet, and the decreasing attention paid to banner ads, online advertisers are increasingly demanding performance-based advertising alternatives. According to the Interactive Advertising Bureau, 55% of all online advertising spending in the first half of 2002 included a performance-based component, up from 50% in the first half of 2001.

The Company currently offers three proprietary performance-based services: the FindWhat.com network, a keyword-targeted advertisement service that distributes millions of advertisements throughout the Internet each day based on a bid-for-position, pay-per-click pricing model; a new private label service, which offers large portals and search engines the opportunity to brand and sell their own pay-per-click, keyword-targeted advertisement service using FindWhat.com's turn-key operation; and BeFirst.com RankPro, a search engine optimization service.

The Company's main focus is the operation of online marketplaces that connect the businesses and consumers (prospects) that are most likely to purchase specific goods and services to the entities (advertisers) that provide those goods and services. Advertisers create advertisements, which are comprised of titles, descriptions, URL links, and relevant keywords or keyword phrases. For each keyword, the advertisers determine what price they are willing to pay for a qualified click-through. The pricing process is an open, automated, bid-for-position system. The highest bidder for a particular keyword or phrase receives the first place position, with all other bidders on that same keyword or phrase listed in descending bid order. Through the Account Management Center at FindWhat.com, or similar centers created for private label partners' sites, advertisers can sign-up and manage their accounts themselves, 24 hours a day, seven days a week. They can control and track their bids, the placement of their keyword ads, their total expenditures, and their cost per visitor, all in a real-time environment. As a result, they can easily determine and work to improve their return on their investment from FindWhat.com's services. FindWhat.com's editors review every keyword to ensure that the ad is appropriate for that advertiser's website. This methodology produces extremely relevant results for e-commerce oriented searches, and drives highly qualified traffic to FindWhat.com's managed advertisers.

FindWhat.com and its private-label partners, such as Terra Lycos's Lycos.com and HotBot, distribute advertisements to millions of Internet users, typically in direct response to search queries. The FindWhat.com network includes hundreds of distribution partners, including search engines like CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, and Go2Net. FindWhat.com recognizes 100% of the revenue from paid click-throughs on the sites in its network, and then shares that revenue with those sites. FindWhat.com only recognizes its share of the revenue generated from private label initiatives. With both the FindWhat.com network and the private label service, FindWhat.com's services are a source of revenue and relevant keyword-targeted listings for its partners, while providing its managed advertisers with exposure to potential customers across the Internet. As with the Yellow Pages in the offline world, FindWhat.com's managed advertisers get their message in front of prospects at the exact time they are looking for the advertisers' products and services. Unlike the Yellow Pages, advertisers only pay for those visitors that "walk" into their virtual stores.

The key metrics for the FindWhat.com network and the private label service are paid click-throughs, average revenue per click-through, and managed active advertiser accounts. The following table lists key metrics for each of the last ten quarters for the FindWhat.com services. Beginning with Q3 2002, when the private label service launched, the figures represent the aggregate key metrics from the FindWhat.com network and the private label service.

                                   KEY METRICS

                             PAID
                        CLICK-THROUGHS               AVG. REVENUE PER            MANAGED ACTIVE
QUARTER                 (IN MILLIONS)                 CLICK-THROUGH           ADVERTISER ACCOUNTS
Q4 2002                     75.3                         $0.18                      22,400

Q3 2002                     60.8                         $0.18                      18,500

Q2 2002                     54.2                         $0.18                      17,100

Q1 2002                     50.8                         $0.17                      16,500

Q4 2001                     46.2                         $0.17                      15,300

Q3 2001                     36.0                         $0.15                      12,400

Q2 2001                     33.3                         $0.13                      10,200

Q1 2001                     22.9                         $0.10                       7,500

Q4 2000                     13.2                         $0.11                       6,800

Q3 2000                      5.6                         $0.11                       5,300

Not included in the table above are the results of the BeFirst.com search engine optimization service, which helps clients improve their position among hundreds of third-party search engines. As with FindWhat.com's other services, clients only pay for every click-through that results from BeFirst.com's efforts.

MANAGEMENT CONFERENCE CALL

Chairman/CEO Craig Pisaris-Henderson, COO/CFO Phillip Thune, and vice president of finance Brenda Agius will participate in a conference call to discuss the results and the outlook for the Company. The call will take place on February 4, 2003 at approximately 5:00 p.m. Eastern Time, and will be simulcast on the Internet at:

http://www.vcall.com/EventPage.asp?ID=83046

A replay of the conference call will be available at the same URL for 90 days after the call.

ABOUT FINDWHAT.COM(R)
FindWhat.com operates online marketplaces that connect the consumers and businesses that are most likely to purchase specific goods and services with the advertisers that provide those goods and services. Online advertisers determine the per-click fee they will pay for their advertisements, which FindWhat.com and its private-label partners such as Terra Lycos's Lycos.com and HotBot distribute to millions of Internet users. The FindWhat.com network includes hundreds of distribution partners, such as CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, and Go2Net. Advertisers bid against each other for particular keywords or phrases through an open, automated, bid-for-position system, where the advertisement of the website with the highest bid appears first, with all other advertisers listed in descending bid order. This cost-effective, pay-for-performance model allows Web advertisers to pay only for those prospects who click-through to their sites, and increase their potential for exposure through the millions of advertisements distributed throughout the network per day. More information on FindWhat.com is available on the Company's website at http://www.FindWhat.com.

FORWARD LOOKING STATEMENTS
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan", "intend", "believe", "project", "guidance", "estimate", or "expect", or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.

(R)Registered Trademark of FindWhat.com

                               -Tables To Follow-

                                  FINDWHAT.COM
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS; UNAUDITED)

                                           For the three months ended        For the year ended
                                                 December 31,                    December 31,
                                           --------------------------      -----------------------
                                               2002           2001           2002           2001
                                             --------       --------       --------       --------

Revenues                                     $ 13,397       $  7,959       $ 42,805       $ 20,412

Operating expenses
  Search serving                                  509            358          1,925          1,459
  Marketing, sales and service                  7,413          4,628         23,597         14,130
  General and administrative                    1,643          1,283          5,797          3,936
  Product development                             193            104            589            289
  Loss on sale of advertising contract             --             --             --            996
                                             --------       --------       --------       --------

  Total operating expenses                      9,758          6,373         31,908         20,810
                                             --------       --------       --------       --------

Income (loss) from operations                   3,639          1,586         10,897
                                                                                              (398)

Other income:
  Interest income, net                             73             14            210             51
                                             --------       --------       --------       --------

Income (loss) before provision for
  income taxes                                  3,712          1,600         11,107           (347)

Income tax expense                              1,039             --            371             --
                                             --------       --------       --------       --------

Net income (loss)                            $  2,673       $  1,600       $ 10,736       $   (347)
                                             ========       ========       ========       ========

Income (loss) per share
     Basic                                   $   0.16       $   0.10       $   0.63       $  (0.02)
                                             ========       ========       ========       ========
     Diluted                                 $   0.14       $   0.08       $   0.56       $  (0.02)
                                             ========       ========       ========       ========

Weighted-average number of common
  shares outstanding
     Basic                                     17,223         16,544         17,021         16,183
                                             ========       ========       ========       ========
     Diluted                                   19,272         18,865         19,130         16,183
                                             ========       ========       ========       ========


Additional information:
Income (loss) before provision for
   income taxes per share
     Basic                                   $   0.22       $   0.10       $   0.65       $  (0.02)
                                             ========       ========       ========       ========
     Diluted                                 $   0.19       $   0.08       $   0.58       $  (0.02)
                                             ========       ========       ========       ========

                                  FINDWHAT.COM
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                     DECEMBER 31,    December 31,
                                    ASSETS                                              2002            2001
                                                                                     (UNAUDITED)
                                                                                      --------        --------
CURRENT ASSETS
   Cash and cash equivalents                                                          $ 17,982        $  5,498
   Short-term investments                                                                3,157           1,000
   Accounts receivable, less allowance for doubtful accounts of
      $95 and $51 at December 31, 2002 and December 31, 2001,
      respectively                                                                       1,920             788
   Deferred tax asset                                                                      446              --
   Prepaid expenses and other current assets                                               519             124
                                                                                      --------        --------

        Total current assets                                                            24,024           7,410

EQUIPMENT AND FURNITURE - NET                                                            3,121             864

OTHER ASSETS                                                                               167              51
                                                                                      --------        --------

        Total assets                                                                  $ 27,312        $  8,325
                                                                                      ========        ========

                LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses                                              $  3,809        $  2,691
   Current portion of capital lease obligations                                              4               9
   Deferred revenue                                                                      1,243             507
   Other current liabilities                                                                80              30
                                                                                      --------        --------

        Total current liabilities                                                        5,136           3,237

OTHER LIABILITIES                                                                            8              --

Capital lease obligationS, less current portion                                             --               6

        Total liabilities                                                                5,144           3,243
                                                                                      --------        --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Preferred stock, $.001 par value; authorized,
      500 shares; none issued and outstanding
   Common stock, $.001 par value; authorized, 50,000 shares; 18,177 and 16,652, respectively, issued; and 18,170 and
     16,645, respectively, outstanding                                                      18              17
   Additional paid-in capital                                                           22,506          16,172
   Deferred service costs                                                                   --             (15)
   Treasury stock; 7 shares, at cost                                                       (82)            (82)
   Accumulated deficit                                                                    (274)        (11,010)
                                                                                      --------        --------

        Total stockholders' equity                                                      22,168           5,082
                                                                                      --------        --------

        Total liabilities and stockholders' equity                                    $ 27,312        $  8,325
                                                                                      ========        ========